UNITED STATES
                              SECURITIES AND EXCHANGE COMMISSION

                                    Washington, D.C. 20549

                              ----------------------------------



                                           FORM 8-K

                                        CURRENT REPORT

                              PURSUANT TO SECTION 13 OR 15(d) OF
                             THE SECURITIES EXCHANGE ACT OF 1934


              Date of Report (Date of earliest event reported): February 6, 2003



                                    REHABCARE GROUP, INC.
                    (Exact name of registrant as specified in its charter)


        Delaware                         0-19294                   51-0265872
     (State or other                (Commission File            (I.R.S. Employer
     jurisdiction of                     Number)                 Identification
      organization)                                                  Number)



            7733 Forsyth Boulevard
                  17th Floor
              St. Louis, Missouri                                      63105
   (Address of principal executive offices)                         (Zip Code)



       Registrant's telephone number, including area code: (314) 863-7422

Item 7.        Financial Statements and Exhibits.

               (c)     Exhibits.
                       --------

               99.1 Press  release  dated  February  6,  2003,   announcing  our
                    earnings for the 4th quarter and year ended December 31, 2002 and 2003 earnings guidance

               99.2 The script for a conference  call held by the  registrant on
                    February 6, 2003


Item 9.        Regulation FD Disclosure.

The information in Exhibits 99.1 and 99.2 is incorporated herein by reference.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 6, 2003

                                               REHABCARE GROUP, INC.



                               By:/s/  Vincent L. Germanese
                               -------------------------------------------------
                               Vincent L. Germanese
                               Senior Vice President and Chief Financial Officer

                                  EXHIBIT INDEX

Exhibit No            Description

99.1 Press release dated February 6, 2003, announcing our earnings for the 4th quarter and year ended December 31, 2002 and 2003 earnings guidance.

99.2 The script for a conference call held by the registrant on February 6, 2003.

                                                                    Exhibit 99.1


                     REHABCARE GROUP REPORTS FOURTH QUARTER
              AND YEAR END 2002 RESULTS AND 2003 EARNINGS GUIDANCE



                    CONTACT:  RehabCare Group, Inc.
                              Alan C. Henderson
                              Chief Executive Officer
                              Vincent L. Germanese
                              Chief Financial Officer
                              James M. Douthitt
                              Chief Accounting Officer
                              Betty Cammarata
                              Director-Investor Relations
                              (314) 863-7422
                                     or
                              FD Morgen-Walke:
                              Leslie Wolf-Creutzfeldt/Lanie Fladell
                              Press: Sean Leous
                              (212) 850-5600
FOR IMMEDIATE RELEASE
Thursday, February 6, 2003

            REHABCARE GROUP REPORTS FOURTH QUARTER AND YEAR END 2002
                       RESULTS AND 2003 EARNINGS GUIDANCE


o Fourth Quarter Net Income Grew to $7.4 million, or $0.45 per Diluted Share
o Full-Year 2002 Net Earnings Increased 16 percent over 2001

     ST. LOUIS, MO, February 6, 2003--RehabCare Group, Inc. (NYSE:RHB) today reported results for its fourth quarter and the year ended December 31, 2002 and provided earnings guidance for the year ended December 31, 2003.

     RehabCare Group reported net earnings for the quarter of $7.4 million, or $0.45 per diluted share, a significant increase over the net loss of $2.0 million, or $0.12 loss per diluted share in the fourth quarter of 2001. The net loss in the fourth quarter of 2001 included non-recurring after-tax charges of $5.4 million, of which approximately $3.6 million was related to costs associated with the wage and hour self audit and $1.8 million was related to the reorganization of certain functions and processes in the supplemental staffing division. Operating revenues for the quarter increased 5 percent to $140.8 million from $134.2 million in the year-ago quarter.

     For the year ended December 31, 2002, net earnings rose 16 percent to $24.4 million, or $1.38 per diluted share, compared to $21.0 million, or $1.16 per diluted share for 2001, inclusive of the non-recurring charges previously described. Operating revenues increased 4 percent to $562.6 million in 2002 from $542.3 million reported for 2001.

     On January 1, 2002, the Company adopted SFAS 142 relative to the cessation of goodwill amortization. Assuming SFAS 142 had been in effect in last year's fourth quarter, the Company would have reported a net loss of $1.3 million, or $0.08 per diluted share in the fourth quarter of 2001. Assuming SFAS 142 had been in effect for the year ended December 31, 2001, the Company would have reported net earnings of $23.9 million, or $1.32 per diluted share, inclusive of non-recurring charges.

     In the supplemental staffing division, revenue for the fourth quarter of 2002 was $38.9 million compared to $49.3 million in last year's fourth quarter and $42.8 million in the third quarter of this year. Gross profit margin for the fourth quarter of 2002 was 24.0 percent compared to 14.5 percent in the comparable quarter last year, or 24.7 percent excluding the non-recurring charges, and 23.9 percent in the previous quarter. The year-over-year and sequential quarter's results have been influenced by a softening in demand as a result of clients' efforts to reduce utilization of agency staff and the impact of the economy on non-skilled labor availability. The lower gross profit margin is the result of continued migration of the skill mix to more highly credentialed professionals.

     The travel staffing division ended the fourth quarter of 2002 with revenues of $26.9 million, compared to $23.0 million in last year's fourth quarter, and $27.4 million in the third quarter of this year. The decline in sequential revenue is due to fewer hours worked per placed professional during the holiday season. Gross profit margin grew to 22.0 percent compared to 20.4 percent in the comparable quarter last year and 21.9 percent in the previous quarter, principally due to a favorable pricing environment combined with a decrease in housing expense as a percentage of revenue year-over-year.

     In the inpatient segment of the hospital rehabilitation services division, fourth quarter revenues increased to $33.8 million, compared to $30.6 million in last year's fourth quarter and $33.1 million in the third quarter of this year. Contribution margins were 39.3 percent compared to 36.6 percent in the comparable quarter last year and 38.7 percent in the previous quarter. The improvement in revenues and margin are primarily due to the effectiveness of RehabCare Group's business model in the Prospective Payment environment.

     Fourth quarter revenues in the outpatient segment of the hospital rehabilitation services division grew modestly to $12.2 million compared to $11.8 million in last year's fourth quarter and $12.1 million in the third quarter of this year. The revenue improvement reflects the Company's focus on larger locations, with six fewer locations in operation than in the year ago quarter, and three fewer locations versus the previous quarter. Contribution margins were 24.4 percent compared to 25.5 percent in the comparable quarter last year and 25.7 percent in the previous quarter. The decrease in contribution margin was a result of higher wage costs for therapists, seasonality and ramping up of new openings from previous quarters.

     Revenues for the fourth quarter of 2002 in the contract therapy division increased to $29.0 million compared to $19.6 million in last year's fourth quarter and $27.2 million in the third quarter of this year. The increase in revenue is the result of continued growth in the number of locations as well as an increase in the revenue per location. Contribution margins were 27.1 percent compared to 28.8 percent in the comparable quarter last year and 27.9 percent in the previous quarter. The decline in contribution margin reflects higher wage costs for therapists and greater use of higher cost contract labor.

     Alan Henderson, chief executive officer, commented, "We are extremely pleased by the strong performance of our inpatient segment and contract therapy division. This growth underscores the value-added that our therapy program management solutions deliver to our clients. Though the supplemental staffing division continues to operate in a difficult environment, we anticipate that the recently announced branch consolidation coupled with management changes that have occurred in 2002 will show positive results in 2003."

     Mr. Henderson continued, "Our balance sheet remains debt-free, even after our successful repurchase of approximately 10 percent of our outstanding shares, representing a $37 million re-investment in our Company. RehabCare Group generated $36.1 million in operating cash flow for 2002 compared to $36.3 million a year ago. Overall, we've maintained our focus on investing in the long-term future of our organization in a disciplined manner, and remain committed to improving operating performance across the enterprise."

     Concluding, Mr. Henderson stated, "In 2003, we expect to generate revenue between $590 and $618 million, earnings before interest, taxes, depreciation and amortization between $54 and $58 million, and diluted earnings per share in the range of $1.70 to $1.85. This guidance reflects the many uncertainties currently confronting the Company, including, but not limited to, the potential impact on our contract therapy division resulting from reduced reimbursement to long-term care facilities, and the timing and rate of resumed growth in our supplemental staffing division. Additionally, incorporated in this guidance are increases in expenditures for healthcare, workers compensation and professional liability claims amounting to approximately 20 cents in diluted earnings per share and an increase in the effective tax rate to 39.2 percent from 38.0 percent."

     RehabCare Group, Inc., headquartered in St. Louis, is a leading provider of temporary healthcare staffing services and program management of inpatient rehabilitation and skilled nursing units, outpatient therapy programs and contract therapy services in conjunction with over 7,000 hospitals, nursing homes and other long-term care facilities throughout the United States. RehabCare Group is pleased to be included in the Russell 2000 and Standard and Poor's Small Cap 600 Indices.

     A listen-only simulcast of RehabCare Group's fourth quarter conference call will be available on the Company's web site www.rehabcare.com and online at www.companyboardroom.com today beginning at 10:00 EDT. An online replay will be available for 21 days after the call. A telephonic replay of the call will be available beginning at 1:30 P.M. EDT today and ending at midnight on Thursday, February 27. The dial-in number for the replay is (320) 365-3844 and the access code is 670762.

     This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause RehabCare Group's actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include, but are not limited to, the effect and timing of certain corrective actions taken in supplemental staffing, the magnitude of the costs associated with the consolidation of the staffing division, the effect and timing of the consolidation on the aggregate supplemental staffing weeks worked, new program openings and planned cost controls, fluctuations in occupancy of RehabCare Group's hospital and long-term care clients, changes in and compliance with governmental reimbursement rates, regulations or policies, the inability to attract new client relationships or to retain existing client relationships, the inability to attract operational and professional employees, the adequacy and effectiveness of operating and administrative systems, litigation risks, including an inability to predict the ultimate costs and liabilities or the disruption of RehabCare Group's operations, and general economic downturn.

NOTE: More information on RehabCare Group can be found on the World Wide Web at http://www.rehabcare.com. ------------------------

                                - TABLES FOLLOW -


                               I. Condensed Consolidated Statements of Earnings
                               ------------------------------------------------
                                  (Amounts in thousands, except per share data)

                           Three Months Ended               Year Ended
                              December 31,                  December 31,
                        2002     2001    % Change    2002      2001     % Change

Operating
    revenues         $140,810  $134,236     4.9    $562,565  $542,265      3.7
Costs & expenses
 Operating            102,723   103,769    (1.0)    413,081   394,651      4.7
 General
  & administrative     23,867    30,533   (21.8)    101,453   101,085      0.4
 Depreciation
  & amortization        2,196     2,721   (19.3)      8,334     9,562    (12.8)
                       ------    ------             -------   -------
    Total costs
     & expenses       128,786   137,023    (6.0)    522,868   505,298      3.5
                      -------   -------            -------    -------
Operating earnings
   (loss), net         12,024    (2,787) (531.4)     39,697    36,967      7.4
Other income(expense)      (6)     (498)  (98.8)          9      (542)  (101.7)
Interest expense, net    (148)      (71)  108.5        (357)   (1,474)   (75.8)
                        ------   -------             -------   -------
Earnings(loss)before
  income taxes         11,870    (3,356) (453.7)     39,349    34,951     12.6
Income taxes
   (benefit)            4,512    (1,339) (437.0)     14,954    13,916      7.5
                       ------    -------             ------    ------

Net earnings(loss)    $ 7,358   $(2,017) (464.8)    $24,395   $21,035     16.0
                      =======   ========            =======   =======

Diluted earnings
 (loss) per share      $  .45    $ (.12) (475.0)    $  1.38   $  1.16     19.0
                       ------    -------            -------   -------

Weighted average
 shares outstanding    16,529    17,323    (4.6)     17,642    18,077     (2.4)

                                      II. Condensed Consolidated Balance Sheets
                                                  (Amounts in thousands)
                                               December 31,    December 31,
                                                  2002            2001
                                               -----------     -----------
Assets
Cash & short-term investments                   $  9,584       $  19,559
Accounts receivable, net                          87,221          91,634
Deferred tax asset                                 2,529           7,658
Other current assets                               6,122           4,195
                                                --------        --------
 Total current assets                            105,456         123,046

Equipment, net                                    19,844          18,373
Excess cost of net assets acquired, net          101,685         101,685
Other assets                                       8,545           7,557
                                                --------       ---------
                                                $235,530       $ 250,661
                                                ========       =========

Liabilities & Stockholders' Equity
Payables & accruals                             $ 37,610       $  45,522
Other non-current liabilities                      9,306           6,103
Stockholders' equity                             188,614         199,036
                                                --------       ---------
                                                $235,530       $ 250,661
                                                ========       =========

                                             III. Key Statistics
                                 Three Months Ended            Year Ended
                                12/31/02     12/31/01     12/31/02     12/31/01
                                --------     --------     --------     --------

STAFFING*
Weeks Worked                     41,801       52,279       182,552      233,898

Average Revenue/
 Week Worked                   $  1,575     $  1,383      $  1,520     $  1,302

Gross Profit Margin               23.2%        23.4%         22.8%        25.4%

INPATIENT**

Number of Programs
 at End of Period                   137          134          137           134

Average Bed Capacity              2,692        2,748        2,711         2,724

Average Number
 of Programs                      133.2        138.4        134.6         137.2

Revenue/Program                $253,752     $221,189     $971,008      $898,673

Contribution Margin               39.3%        36.6%        37.7%         38.3%

OUTPATIENT

Number of Programs
 at End of Period                    50           56           50            56

Average Number
  of Programs                      52.5         58.5         54.7          61.5

Revenue/Program                $231,647     $200,863     $895,583      $809,167

Contribution Margin               24.4%        25.5%        25.7%         27.8%

CONTRACT THERAPY

Number of Locations
 at End of Period                   412          305          412           305

Average Number
 of Locations                     404.1        294.0        378.1         249.8

Revenue/Location               $ 71,843      $66,553     $278,427      $258,902

Contribution Margin               27.1%        28.8%        27.3%         29.3%


 *Includes both supplemental and travel staffing. Does not include non-recurring charges for 2001. **Includes both acute rehabilitation and skilled nursing units.

                                    - END -

PLEASE GO TO OUR WEB SITE AFTER NOON TODAY TO VIEW KEY STATISTICS IN GREATER DETAIL.

                                                                    Exhibit 99.2


                        REHABCARE CONFERENCE CALL SCRIPT
                                February 6, 2003


INTRODUCTION BY CONFERENCE OPERATOR
INTRODUCTION OF MANAGEMENT BY FD MORGEN-WALKE -

This conference call contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause RehabCare Group's actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include, but are not limited to, the effect and timing of certain corrective actions taken in supplemental staffing, the magnitude of the costs associated with the consolidation of the staffing division, the effect and timing of the consolidation on the aggregate supplemental staffing weeks worked, new program openings and planned cost controls, fluctuations in occupancy of RehabCare Group's hospital and long-term care clients, changes in and compliance with governmental reimbursement rates, regulations or policies, the inability to attract new client relationships or to retain existing client relationships, the inability to attract operational and professional employees, the adequacy and effectiveness of operating and administrative systems, litigation risks, including an inability to predict the ultimate costs and liabilities or the disruption of RehabCare Group's operations, and general economic downturn.


INTRODUCTION AND WELCOME BY ALAN HENDERSON

Good morning and thank you for joining us today. I'm Alan Henderson, Chief Executive Officer. With me from management today are: Greg Bellomy, President of our Staffing Group; Tom Davis, President of our Hospital Rehabilitation Services Division; Pat Henry, President of our Contract Therapy Division; Hickley Waguespack, Executive Vice President for Customer Service; Vince Germanese, Chief Financial Officer; Jim Douthitt, Chief Accounting Officer; and Betty Cammarata, Director of Investor Relations.

We will all be available during the question and answer period following my formal remarks.

2002 was a year of significant change, especially in our temporary healthcare staffing business, which experienced a significant shift in mix from supplemental to travel over the course of the year. As a percentage of total staffing revenues, travel staffing in the fourth quarter of 2002 increased to 41 percent from 32 percent of revenues in the fourth quarter of 2001, with a year-over-year increase of 17 percent. Supplemental staffing revenues for the quarter declined year-over-year by 21 percent to 59 percent of total staffing revenues.

In the supplemental staffing division, we continued our efforts toward revitalization with improvements in professional mix, infrastructure and management focus. We increased our percentage of registered nurses, licensed practical nurses and allied health weeks billed in the quarter to 72 percent from 68 percent of total supplemental weeks billed, contributing to increased total average revenue per week billed of 12 percent.

All of our branches have been trained and are operating smoothly on a single version of our scheduling and management systems since the first quarter of last year. And, we continue to focus on the right client relationships as evidenced by reduced day's sales outstanding and no increase in bad debt provision year-over-year.

As we announced last month, we have completed our consolidation in supplemental staffing to 77 branches from 104 in order to concentrate our attention on branches with the greatest potential for increasing market share and profitability.

In the travel staffing division, we are pleased by the annual growth in revenues, weeks billed and rates. We have identified improvement in recruiter productivity as a vehicle to generate continued growth in 2003.

The inpatient division opened four exempt and two non-exempt acute rehabilitation units during the fourth quarter, the largest number of acute rehabilitation unit quarterly openings since the fourth quarter of 1999. We closed one rehab unit during the quarter due to profitability and payment issues. In addition to this very positive net gain of 5, the segment's backlog of signed acute rehab units at the end of 2002 stood at ten, of which 4 are subject to receiving certificates of need. All together, the division opened 14 acute rehab units during 2002. Annual closures of acute rehab units were 7, of which three were minimally profitable and four were taken in-house by the client. Additionally, in response to lower reimbursement, four skilled nursing units were closed during the past year. We finished the year with a total of 137 inpatient units, comprised of 116 rehab units and 21 skilled nursing units. We are very optimistic about the trend in acute rehab unit openings and look forward to continued progress in expanding this book of business in 2003.

In the outpatient division, we closed three programs in the quarter, finishing the year at 50. Of the closures, two were due to limited market potential and the third chose to self-operate. For the year, we opened five programs and closed 11. Of the 11 closures, we took action on eight due to limited market potential, volume consolidation with other programs or collection issues.

In December 2002, we announced the combination of our inpatient and outpatient divisions into the new hospital rehabilitation services division. This combination will streamline two businesses with a shared base of clients, and provide our clients with one point of contact at RehabCare Group for all of their rehabilitation service needs. Of the combined 139 hospital locations served by this new division, we are managing both inpatient and outpatient services at only 23, representing a significant cross-selling opportunity for us going forward. By focusing our efforts on managing the entire continuum of rehabilitation services within the hospital, we will increase the value proposition to our customers. While we do not expect to achieve significant cost reductions in 2003 resulting from the combination of inpatient and outpatient, we are pursuing cross-training of our team members, which should afford us the opportunity to grow the division without the need to add as many new members to our team as would otherwise be required.

Our contract therapy division added 18 net locations during the quarter and ended the year with 412 locations, compared to 305 at the end of 2001. The increase in net locations coupled with an increase in average revenue per location resulted in a 63 percent revenue growth year-over-year.

On October 1, 2002, Medicare payments to skilled nursing facilities were reduced. These cuts were directly tied to the elimination of so-called "cliff" payments that were a temporary provision of the Balanced Budget Refinement Act. We remain hopeful that there will be an appropriate adjustment to increase Medicare rates, though the timing and magnitude at this time is unclear. We are encouraged with the delay in implementation of Part B therapy caps as well as the recently introduced proposal before the Senate to delay implementation of 2003 Medicare physician's fee schedule reductions that are to be effective March
1. We are closely monitoring the impact of these reimbursement changes on our clients and working to mitigate the resulting impact on our business.

Salary, general and administrative expense for the quarter as a percentage of revenue decreased by one-half of one percent to 17.0 percent on a sequential quarter basis, and decreased approximately 2.8 percentage points, excluding non-recurring charges, on a same quarter prior year basis, and was 18.0 percent for the full year.

For the second consecutive year, our operating cash flow exceeded $36 million, and we are extremely pleased with our accomplishment of reducing day's sales outstanding from 64 days at the end of 2001 to 58 days at the end of 2002.

To wrap up my prepared remarks, I want to comment on our guidance for 2003. There seems to be today an inordinate number of uncertainties relative to our future performance. In contract therapy, although we continue to have good momentum in adding new locations, we are facing unknowns relative to whether or not therapy caps will go into effect mid-year, and whether the reduced level of reimbursement to the skilled nursing industry will materially alter the financial condition of this client base.

In staffing, we have seen our client base undertake numerous initiatives over the course of the past year designed to reduce their use of temporary staffing agencies, with varying degrees of success in the short term. Whether these steps will be sufficient in the longer term to overcome the projected increasing shortage remains to be seen. For these reasons, to name only a few, we are less comfortable providing guidance on a division-by-division basis, and more comfortable providing it on a total company basis.

These uncertainties also impact our confidence related to quarterly performance. The consolidation of 27 staffing branches, which generated less than 9 percent of the supplemental staffing division's revenues in 2002, has left us with salary, severance and lease termination costs in the first quarter without the benefit of some or all of the gross profits that were previously generated by those branches. Beginning in the second quarter however, the elimination of those costs will more than offset any foregone gross profits for those branches.

In hospital rehab services, the large number of inpatient unit openings at the end of the fourth quarter may put a drag on the first quarter performance as these programs begin ramping up. Although we have benefited from a pick-up in inpatient signings, the timing and number of future signings and openings are quite difficult to forecast, as are any non-renewals that may occur. Therefore we have refrained from providing any specific guidance on a quarterly basis. We have also experienced substantial increases in insurance premiums as insurers across the board respond to increased claims experience. Although we have undertaken initiatives to mitigate this exposure throughout the organization, the timing and amount of any improvement is difficult to forecast.

In conclusion, we are optimistic that our diversified sources of revenue will, in the aggregate, enable us to meet this overall guidance for the year with a higher probability than would be associated with guidance for any particular division or quarter.

With that I would like to have our operator open the call for questions.

As a reminder, this conference call is being webcast live on our web site, www.rehabcare.com and will be available for replay for the next 21 days. For your reference, we continue to provide the statistics section on our web site offering quarterly historical statistics for each of our operating divisions for the last five years. We invite you to view this information and hope it will be useful to you.

Finally, I would like to thank everyone at RehabCare, whose continued hard work and dedication are so critical to our success in attaining our goals. Thank you again for your participation in this call.